SKILLZ INC. LIST OF SUBSIDIARIES (as of December 31, 2024) Name Jurisdiction Skillz Platform Inc. Delaware Skillz Platform Canada Inc. Canada Skillz Casual Games, LLC Delaware 6625 Badura Avenue LLC Nevada Skillz SC LLC Delaware Aarki Inc. Delaware Aarki Labs Private Limited India ARND CJSC Armenia Beijing Aarki Technology Co. Ltd. China Aarki LLC – Philippines Branch Philippine Aarki Kabushiki-Kaisha Japan Aarki CJSC Armenia Aarki (UK) Limited United Kingdom Aarki (HK) Limited Hong Kong Aarki Inc. Branch Office Singapore Aarki Inc. Branch Office South Korea Aarki (Nl) B.V. Netherlands